                                                                   EXHIBIT 23.1

           CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement on the Pre-Effective Amendment No. 2 to Form SB-2 and related Prospectus of Tarpon Coast Bancorp, Inc. formerly known as Gulf Coast Bancorp, Inc. for the registration of 1,150,000 shares of its common stock and to the incorporation therein of our report dated September 18, 1997 except for Note F, as to which the date is December 23, 1997 relating to the financial statements of Tarpon Coast Bancorp, Inc. as of August 31, 1997 and for the period from May 1, 1997 (date of inception) to August 31, 1997.

                                                     HILL, BARTH & KING, INC.
                                                   Certified Public Accountants


Naples, Florida
January 7, 1998